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                                   EXHIBIT 3.8

                            CERTIFICATE OF AMENDMENT
                                       OF
                 OMNICOMM SYSTEMS, INC., A DELAWARE CORPORATION.

         The undersigned corporation

         DOES HEREBY CERTIFY:

FIRST: That the holders of a majority of the issued and outstanding shares of common stock of OmniComm Systems, Inc., in accordance with Chapter 8, Subchapter VII, Section 228 of the laws of the State of Delaware have consented to amend the Certificate of Incorporation.

SECOND: That the amendment(s) or change(s) in the Certificate of Incorporation of OmniComm Systems, Inc. are as follows:

         Fourth article is changed to read: The total number of common shares of stock which the corporation shall have the authority to issue is one hundred fifty million (150,000,000). All such shares are to have a par value of $0.001. The total number of preferred shares of stock which the corporation shall have the authority to issue is ten million (10,000,000). All such shares are to have a par value of $0.001. The board of directors of the OmniComm Systems, Inc. shall have the authority to divide the preferred stock into as many series as it shall from time to time determine. The board of directors shall determine the number of shares comprising each series of preferred stock, which number may, unless otherwise provided by the board of directors in creating such series, be increased from time to time by action of the board of directors. Each series of preferred stock shall be so designated as to distinguish such series from the shares of each other series. All series of preferred stock shall be of equal rank and have the same powers, preferences and rights, and shall be subject to the same qualifications, limitations and restrictions, without distinction between the shares of different series thereof; provided, however, that there may be variations among different series of preferred stock as to dividend rates, prices, terms, conditions of redemption, if any, liquidation rights, and terms and conditions of conversion, if any, which variations may be fixed and determined by the board of directors in their discretion.

THIRD: This amendment shall be effective on August 2, 2002 for accounting purposes only.

                                         Dated: September 3, 2002

                                         OmniComm Systems, Inc.



                                         By: /s/ Cornelis Wit
                                            -----------------------------------
                                         Cornelis Wit
                                         Director and Chief Executive Officer



Attested By: /s/ Randall G. Smith
            -----------------------
Randall G. Smith, Secretary